UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ⌧
Filed by a Party other than the Registrant ◻
Check the appropriate box:
◻	Preliminary Proxy Statement
◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
◻	Definitive Proxy Statement
⌧	Definitive Additional Materials
◻	Soliciting Material under §240.14a-12

SAFETY INSURANCE GROUP, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
⌧ No fee required.
◻ Fee paid previously with preliminary materials.
◻ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Explanatory Note

This amendment (the “Amendment”) to the Definitive Proxy Statement on Schedule 14A filed by Safety Insurance Group, Inc. (the “Company”) with the Securities and Exchange Commission on April 21, 2022 (the “Proxy Statement”) is being filed to correct and clarify (i) the “General Information” section of the Proxy Statement regarding the vote required to approve Proposal 7 and, and (ii) “Proposal 7 – Approval Of The Amended and Restated Safety Insurance Group, Inc. 2018 Long-Term Incentive Plan – Vote Required” section regarding the vote required to approve Proposal 7.

Except as specifically discussed in this Explanatory Note, this Amendment does not otherwise modify or update any other disclosures in the Proxy Statement. This Amendment should be read together with the Proxy Statement, which should be read in its entirety. Capitalized terms used but not otherwise defined in this Amendment have the meanings ascribed to them in the Proxy Statement.

2022 PROXY STATEMENT AMENDMENT

The “General Information” section of the Proxy Statement regarding the vote required to approve Proposal 7 is hereby amended by replacing the current language in paragraph ten with the following:

With respect to Proposal 7 approval of the amended 2018 Long Term Incentive Plan requires an affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Abstentions will have the same effect as votes against approval of the amendment to the 2018 Plan.

Proposal 7 – Approval Of The Amended and Restated Safety Insurance Group, Inc. 2018 Long-Term Incentive Plan – Vote Required section regarding the vote required to approve Proposal 7 is hereby amended by replacing the current language with the following:

Vote Required

If a quorum is present, approval of the Amended 2018 Plan requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Abstentions will have the same effect as votes against approval of the amendment to the 2018 Plan.